EXHIBIT 10.21

FORMACION VURA EXPLORACION S.A.C.
Urbanizacion Leon XIII
Mz-G Lote 2-2do Piso,
Cayma, Arequipa,
Republic of Peru

September 15, 2011

Mr. Harold Gardner Zoro Mining Corp.
3040 North Campbell Ave., Suite 110
Tucson, AZ 85719

Re: Binding Letter of Intent for Participation in Yebechas Mineral Concessions Dear Mr. Gardner:

Formacion Yura Exploracion S.A.C. ("YE") and South American Immobiliaria S.A.C. ("SAI") are pleased to propose the following binding letter of intent ("LOI") for the participation of Zoro Mining Corp. ("Zoro") in YE's Yura Yebecahas Mining Project located in Arequipa, Peru ("Yura Project"). The concessions comprising the Yura Project are hereinafter set forth. This LOI sets forth the terms whereby Zoro can earn (a) an initial fifty percent (50%) Joint Venture interest in the Yura Project and (h) an additional twenty five percent (25%) Joint Venture interest (for a total Joint Venture interest of 75%) in the Yura Project. The parties agree that following completion by Zoro of the Initial Exploration Program (as hereinafter defined) the parties will form a Joint Venture ("Joint Venture") to govern operations of the Yura Project. The terms of this LOI and the material terms and conditions of the Joint Venture agreement are as follows:

Rights and Obligations of Donald LeRoy Stiles ("Stiles") and SAL

Stiles has transferred title to concessions known as Yebechas 2, 5, 6, 7, 9, 17 and 19 to YE. SAI, in consideration of the payment by Zoro of the outstanding concession fees on its concession interests within the Yura Project, which payment is acknowledged to have already been made, shall immediately transfer title to concessions known as Yebechas 3, 4, 10, 11, 12, 13, 14 and 15 to YE. Stiles further commits to transfer title to the concession known as Yebechas 8 to the Joint Venture whenever it is reasonably determined to be necessary to support the Joint Venture operations. All of the foregoing Yebechas concessions shall be collectively referred to as the "Yura Project".

Rights and Obligations of Zoro:

1.             Within ninety (90) days of the execution of this LOI by all parties, Zoro shall submit to YE a detailed program for the exploration and development of the Yura Project. This detailed program shall include quarterly cash expenditure estimates to accomplish the Initial Exploration Program and the Stage II Exploration Program (as hereinafter defined). The Initial Exploration Program and the Stage II Exploration Program are collectively referred to herein as the "Yura Exploration Program". YE shall have the right to review and comment upon the Yura  Exploration Program and Zoro shall be required to obtain the written approval of YE before proceeding with the Initial Exploration Program YE shall not unreasonably withhold its approval of the Yura Exploration Program.

Upon approval by YE of the Yura Exploration Program, Zoro and YE shall form a management committee ("Management Committee") to oversee the Yura Exploration Program. The Management Committee shall initially consist of two (2) members, with each of Zoro and YE appointing one (1) member. The decisions of the Management Committee shall be made by unanimous agreement. In the event that the Management Committee is unable to come to unanimous agreement the Management Committee shall appoint a third party. This third party must be acceptable to both YE and Zoro and from and after such appointment the decisions of the Management Committee will be based upon majority vote. From and after such time as Zoro has acquired a seventy five percent (75%) interest in the Joint Venture, the Management Committee shall consist of three (3) members, with Zoro appointing two (2) members and YE appointing one (1) member and the decisions of the Management Committee shall be based upon majority vote.

2.            To earn the 50% interest specified herein, Zoro must commence, pay for and complete the Yura Exploration Program which shall consist of Zoro incurring qualified Earn-In Expenditures totaling at least Five Million Dollars (U.S. $5,000,000) within thirty (30) months from the date of full execution of this LOI by all parties ("Earn-In Term"). Qualified Earn-In Expenditures are defined as all costs and expenses to complete the exploration, drilling, sampling and metallurgical testing program as eventually set forth in the Yura Exploration Program, and include, in addition, all tax payments and related costs of maintaining the mineral titles of the Yura Project during the Earn-In Term ("Holding Costs") and payments for appropriate overhead expenses of Zoro detailed in the Yura Exploration Program.

         YE acknowledges that the Yura Exploration Program consists of an initial exploration program (the "Initial Exploration Program") on the Yura Project, which Initial Exploration Program shall consist of Zoro commencing, paying for and completing the $1,000,000 program set forth in the Yura Exploration Program.

Upon completion of the Initial Exploration Program, Zoro shall commence, pay for and complete the Stage II Exploration Program identified in the Yura Exploration Program. YE and Zoro acknowledge and agree that the Yura Exploration Program may be amended and modified by Zoro as reasonably necessary and as exploration results and activities reasonably dictate. In the event that Zoro desires to make any material changes or amendments to the Yura Exploration Program, Zoro shall first obtain the written approval of YE. YE shall not unreasonably withhold its approval of any such change or amendment.

Zoro and YE acknowledge and agree that the objective of the Yura Exploration Program is to explore and develop a gold ore resource of not less than 600,000 ounces of measured and indicated gold resource. Zoro shall have earned its 50% interest in the Joint Venture upon completion of the Yura Exploration Program, regardless of whether the objectives of the Yura Exploration Program have been accomplished.

Zoro shall submit a detailed progress report to YE not less often than every sixty (60) days throughout the Earn In Term indicating the status and results of the program.

        The Earn In Term shall automatically be extended by the parties for any delays caused by Force Majeure or act of God as further detailed in Paragraph 14 hereof. The Earn In Term shall also be extended at the expiration thereof if the Yura Exploration Program has been materially completed and such an extension is necessary for completion of the program.

         Zoro shall have the right, at any time upon completion of the Yura Exploration Program, to purchase an incremental Twenty Five Percent (25%) interest in the Joint Venture from YE upon the following terms and conditions. The purchase by Zoro shall be calculated based upon the amount of the measured and indicated gold resource established by the Yura Exploration Program. The price shall be the greater of (a) $30,000,000 U.S. or (b) an amount determined by taking the number of measured and indicated ounces of gold from the Yura Exploration Program, multiplied by the London Daily spot price of gold per ounce on the day of closing, multiplied by six percent (6%) and then multiplied by fifty percent (50%). The purchase price shall be paid in a lump sum payment of cash, in good funds.

6.             The parties acknowledge and agree that the intention of the Joint Venture is to perform adequate and appropriate exploration and development to establish a material gold resource on the Yura Project and to sell the Yura Project to a major mining company for actual development and production of the Yura Project. In the event that the Yura Exploration Program does not establish an adequate gold resource of sufficient quality and quantity to attract a major mining company's acquisition of the Yura Project within three (3) years from the Earn In Date, then the Joint Venture shall continue as a 50% Zoro, 50% YE Joint Venture to exploit the mineral resources established by the Yura Exploration Program, and YE shall be the managing Joint Venture partner of such exploitation program.

Additional Joint Venture Terms:

         Declaration of Earn-In. Upon conclusion of the Earn-In Term, Zoro can elect to give notice in writing to YE that it has completed the Yura Exploration Program and has successfully incurred the Earn-In Expenditures (the "Earn-In"). At such time, to the extent not previously done, Zoro shall furnish YE with copies of all reports, information and data developed during the Yura Exploration Program, and satisfactory evidence of the incurrence and payment of the Earn-In Expenditures, which YE shall reasonably accept, and Zoro shall be deemed to have earned an undivided 50% Joint Venture interest in the Yura Project. The parties agree that at such time they will enter into a definitive Joint Venture agreement on terms and conditions reasonably acceptable to each party and consistent with the terms of this LOT. Upon execution of such Joint Venture agreement YE shall cause the transfer of the Yura Project to the Joint Venture described below.

          Joint Venture and Joint Operating Agreement. At the time that Earn-In is achieved, the parties will form a Joint Venture and finalize and execute a Joint Operating Agreement ("JOA") to govern their interests in the Yura Project, modeled after the Rocky Mountain Mineral Law Foundation Form 5A — "Model Form for Exploration, Development and Mine Operating Agreement," containing at least the following provisions:

•	provisions for programs, work plans and budgets (and approval procedures) for further exploration and possible development of the project, including provisions for cost overruns;
•	creation of a Joint Venture Management Committee with members appointed as set forth herein above;
•	clause which appoints Zoro as the Operator/Manager under the JOA;
•	customary representations and warranties from Zoro and YE:
•	standard indemnification from Operator; and
•	within the JOA the following actions shall require the prior written approval of YE, which approval shall not be unreasonably withheld:
a)	the winding up, liquidation, dissolution or voluntary bankruptcy of the Joint Venture;

b)	the sale, lease, exchange or other disposition of all or substantially all of the assets of the Joint Venture or the sale, lease, exchange or other disposition of the Yura Project;

c)	the incurrence of debt or encumbrances on the Yura Project or assets of the Joint Venture;

d)	expansion of the Joint Venture purposes beyond the Yura Project;

e)	the approval of each annual budget, including any overhead allocation to Zoro corporate;

f)	the approval of any rate charged for overhead;

g)	hiring of the project geologist;

h)	the merger, sale, consolidation or amalgamation of the Joint Venture with or into another person or entity; and

i)	the decision to conduct mining operations on the Yura Project.

Zoro further agrees that in consideration for YE entering into this LOI with Zero, YE shall not be responsible for any costs associated with the Yura Project, the Yura Exploration Program or the operation or business of the Joint Venture. In short, YE is not subject to dilution of any kind under this LOI or the JOA, YE shall have no responsibility for participation elections, cash calls or other contribution requirements with respect to the Joint Venture or the Yura Project. Zero acknowledges and agrees that no other dilution, cash calls or capital contributions for any expenses shall be borne by YE, To clarify, YE's ownership interest in the Joint Venture is that which is commonly referred to in the industry as a "carried interest".

3.             Covenants during Earn-In.

a)           Zoro shall conduct all its activities in good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices and in material compliance with all applicable laws, including, but not limited to accounting for all expenditures and funds in accordance with GAAP, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Joint Venture's assets. To this extent, Zara shall indemnify, defend and hold harmless YE from any and all liabilities, costs and expenses relating to the activities of Zoro;
b)           Zoro shall pay in a timely manner all Holding Costs during Earn-In and use commercially reasonable efforts to maintain the business, assets, and operations of the Yura Project in accordance with current practices;
c)           Neither party shall, without the consent of the other, make, or enter into any contract, lease or agreement that would materially affect the Yura Project;
d)           Zoro and its advisors will have reasonable access to the project, and YE will deliver to Zoro upon request copies of all documents pertaining to the Yura Project; and
e)           The parties shall use their best efforts to obtain from their respective directors, shareholders or partners (as applicable) and all appropriate federal, provincial, municipal, or other governmental, regulatory or administrative bodies such approvals or consents are required (if any) to complete the transactions contemplated herein.

4.             Failure to achieve Earn-In. Should Zoro elect not to fully fund or complete or fail to comply with the terms of the Earn-In, it shall be deemed to have withdrawn without earning any interest in the Yura Project, and it shall relinquish any residual rights to the Yura Project by way of quitclaim deed to YE.

5.             Conditions. Each of the parties' obligations to consummate the transactions contemplated by this LOT is conditional upon the satisfaction of, or such party's waiver of satisfaction of, the following conditions:

a)          Satisfaction by Zoro of its Earn-In funding and other obligations above;
b)           All necessary authorizations, including regulatory approvals or governmental or stock exchange approvals, as may be required to complete lawfully the transactions contemplated hereby shall have been obtained; and
c)           No injunction, restraining order or decree of any Court or governmental authority shall exist against either party that prevents, or seeks to prevent, the transactions contemplated hereby.

6.           Termination. The LOI may be terminated only as follows:

a)           By mutual written consent of the parties; and
b)           By YE if the obligations of Zoro set forth above have not been satisfied by the timeframes provided therein.

7.             Confidentiality of Information.

a)           The terms of this LOT and the Joint Venture and all information obtained in connection with the performance of the Joint Venture shall be the exclusive property of the parties and, except as provided in Subparagraph "b" of this paragraph, shall not be disclosed to any person or entity or to the public without the prior written consent of the other party, which consent shall not be unreasonably withheld. The confidential restrictions contained in this paragraph shall be binding so long as this LOI or the Joint Venture, as the case may be, are in effect, and shall continue to be binding upon any party who withdraws from the Joint Venture for 2 years following the date of withdrawal.
b)           The consent required by Subparagraph "a" above shall not apply to a disclosure:
(i) to an affiliate, consultant, or contractor of a party that has a bona fide need for the information; (ii) to any person or entity which is considering purchasing of a party's participating interest or extending financing to a party; or (iii) to a government agency or to the public which a party believes in good faith is required by applicable laws or regulations or the rules of any stock exchange on which the party's shares are traded or to be traded. A party shall give written notice to the other party prior to any disclosure under this Subparagraph (b), an in the case of disclosures under clauses (i) and (ii), the disclosing party shall require the recipient of the disclosure in accordance with this paragraph. Except as required by law or regulatory authority, neither party shall make any public announcements or statements concerning this LOT or any other activities conducted hereunder without the prior written approval of the other party, which approval shall not be unreasonably withheld.

8.              Expenses. Each party to this LOT agrees that it shall be responsible for the payment of any professional fees and expenses and other fees and expenses incurred by it in connection with this LOT and the transactions contemplated herein (including, but not limited to, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants).

9.              Binding Effect, This 1401 and the terms contained herein are legally binding upon the parties with effect from the date hereof, and shall insure to the benefit of the respective successors and assigns of the parties. Specifically, Zoro shall have the right and ability to assign the rights and obligations of Zoro hereunder to any other entity of its choosing.

10.            Entire Agreement. This LOI constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations or agreements covering the subject matter hereof, No changes of, modifications of, or additions to this LOT shall be valid unless the same shall be in writing and signed by all parties her6to,

11.           Unenforceability. If any provision of this LOT shall be determined to be contrary to law and unenforceable by any Court, the remaining provisions shall be severable and enforceable in accordance with their terms.

12.           Disputes. In the event of a dispute between the parties under this LOI, where negotiations between the chief executives of each party or their designated representatives, and mediation or conciliation attempts, are unsuccessful, all disputes will be arbitrated in Peru in accordance with the commercial Arbitration Rules of the United Nations Council on International Trade Law ("UNCITRAL"). Unless the parties mutually agree on one arbitrator, each party shall select one qualified arbitrator. Each of these arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within ten (10) days of their selection. These three (3) arbitrators shall then constitute an Arbitrage Court. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to the National Mining Society of Peru, who shall select a third disinterested person qualified by experience to hear and determine the issues to be arbitrated. This LOT shall be construed and interpreted according to the laws of the Republic of Peru, without regard to the application of choice of law principles.

13.            Press Releases. To the extent that Zoro is required or desires to issue press releases or other public information related to the. Joint Venture, the Yura Project, or other items involving this LOT, Zoro shall provide advance copies of such proposed released to YE for its consent, which shall not unreasonably be withheld.

14.            Force Majeure. Except for the obligation to make payments .when due hereunder, theobligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable, beyond its reasonable control, including, without limitation, traditional acts of God; labor disputes; instructions or requests of any government or governmental entity; acts of war or terrorism; judgments or orders of any court; inability to obtain on acceptable terms any public or private license, permit or other authorization; inability to obtain drilling equipment or personnel able to reasonably test required drill targets or obtain access to drill sites according to a drilling program; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental laws; action or granted of any approval or authorization required to conduct activities or operations beyond the reasonable expectations of the party.

15.            Counterparts. This LOI may be signed in two or more counterparts which when takentogether shall constitute one and the same instrument.

16.            Notices. All notices, payments and other required communications ("Notices") to the parties shall be in writing, and shall be addressed respectively as follows:

If to YE:	FORMACION YURA EXPLORACION S.A.C. Urbanizacion Leon XIII Mz-G Lote 2-2do Pisa, Cayma, Arequipa, Republic of Peru

If to Zoro:	Zoro Mining Corporation 3040 N. Campbell Avenue, Suite 110 Tucson, Arizona USA 85719 Attention: President

All Notices shall be given by either personal delivery to the party, electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or by registered or certified mail with return receipt requested. All Notices shall be effective and shall be deemed delivered:

a)	If by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following the delivery;
b)	If by electronic communication on the next business day following the receipt of the electronic communication; and
c)	If solely by mail, on the same business day of the actual receipt of the notice.

A party may change its address by Notice to the other party.

         Acknowledgment of Right to Mine Ore.Each of the parties to this LOT and the Joint Venture acknowledge and agree that Kiowa Investments, LLC and YE have entered into a joint venture (the "Kiowa N") under which they have received an absolute and prior right to develop and extract 750,000 tons of ore from the Yura Project, at whatever locations the Kiowa N determines appropriate. Each party to this LOI and the Joint Venture acknowledge and agree that no future exploration or exploitation of the Yura Project by Zoro, or any successor or assign of Zoro, shall be permitted which interferes with or hinders the right of the Kiowa IV to the 750,000 tons of ore. Any future sale or all or any part of the Yura Project shall likewise have no right to interfere or hinder the rights of the Kiowa 3V. Without limiting the rights of the Kiowa JV, Zoro and the Kiowa N shall work together to reasonably accommodate the rights of each other such that to the greatest extent reasonably possible the rights of all parties can be realized. Notwithstanding the foregoing, Zoro shall have the right to require the Kiowa JV to cease mining operations on the Yura Project in exchange for a lump sum payment by Zoro to the Kiowa JV in an amount equal to $15,000,000 U.S. Upon payment by Zoro of $15,000,000 U.S. to the Kiowa IV, the Kiowa JV acknowledges and agrees that it shall have no further rights to ore derived from the Yura Project.

If the foregoing accurately sets forth our understanding, please so signify by signing the copy of this LOT in the space provided and returning it to the undersigned.

Very truly yours,

Formacion Yura Exploracion S.A.C.

By:_____________________________
Name: Donald LeRoy Stiles

Title:____________________________

________________________________
Donald LeRoy Stiles, individually

AGREED TO AND ACCEPTED THIS 28 DAY OF September, 2011:

Zoro Mining Corporation

By: ______________________

Name: ______________________

Title: Pres

David B. Hackman
V.P. Exploration

South American Immobiliara S.A.C.

By: ______________________

Name: ______________________

Title: ______________________

Kiowa Investments, LLC (evidencing agreement with paragraph 17)

By: OST Investments, LLC
Its: Manager

By: ______________________
Gwendolyn K. Stimple, Manager

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AGREED TO AND ACCEPTED THIS 28th DAY OF September, 2011:

Zoro Mining Corporation

By: ______________________

Name: ______________________

Title: ______________________

South American Inmobiliaria S.A.C.

By: [signature]

Name: SALVADOR RENE RAMIREZ PIETO

Title: MANAGER

Kiowa Investments, LLC (evidencing agreement with paragraph 17)

By: GST Investments, LLC
Its: Manager

By: [signature]
Gwendolyn K. Stimple, Manager
by Douglas M Stimple, POA

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